S&P Global Names Marco Alverà to Board of Directors

NEW YORK, March 10, 2017-S&P Global (NYSE: SPGI) announced that its Board of Directors has elected Marco Alverà to its Board, effective immediately.

Mr. Alverà is Chief Executive Officer of Snam S.p.A., a leading European natural gas utility.

“Marco is an accomplished business executive with broad international operations experience,” said Charles E. “Ed” Haldeman, Jr., Chairman of S&P Global. “He is going to be a great asset to the Board.”

“Marco has demonstrated effective leadership across global energy markets, and his experience in the commodity markets will add an insightful voice to our Board, especially with respect to S&P Global Platts’ growth initiatives,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “Marco’s addition further demonstrates our ongoing commitment to bring leaders of diverse backgrounds, perspectives and experiences into the boardroom.”

Before his appointment as CEO of Snam in April 2016, Mr. Alverà worked at Eni, a leading global oil and gas company, in a number of executive roles. These included serving as Executive Vice President for Russia, North Europe and the Americas in the Company's Upstream division and as Chief Executive Officer of Eni Trading and Shipping, which manages all commodity trading and shipping activities for the Company.

Mr. Alverà is a member of the General Council of the Giorgio Cini Foundation in Venice, promoting culture and arts and hosting several high-profile initiatives on international relations.

He has been a board member of Gazprom Neft, the Performance Theatre and Eni Foundation. He was also Vice President of EUROGAS, the European association that brings together the leading international operators in the natural gas sector.

Mr. Alverà holds a degree in Philosophy and Economics from the London School of Economics.

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About S&P Global:
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company's divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information, visit www.spglobal.com.
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